Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530

FOR IMMEDIATE RELEASE

PACCAR Announces Strong Quarterly Revenues and Earnings

October 28, 2014, Bellevue, Washington – “PACCAR reported higher revenues and net income for the third quarter of 2014,” said Ron Armstrong, chief executive officer. “PACCAR’s third quarter results reflect the benefits of strong truck sales in the U.S. and Canada, and excellent aftermarket parts revenues and financial services results worldwide. I am very proud of our 23,400 employees who have delivered outstanding results to our shareholders and customers.”

PACCAR earned $371.4 million ($1.04 per diluted share) for the third quarter of 2014, an increase of 20 percent compared to $309.4 million ($.87 per diluted share) earned in the third quarter of 2013. Third quarter net sales and financial services revenues were a quarterly record of $4.93 billion, a 15 percent increase compared to $4.30 billion in the third quarter of 2013. For the first nine months of 2014, PACCAR reported net income of $964.5 million ($2.71 per diluted share) compared to $837.1 million ($2.36 per diluted share) in 2013. Net sales and financial services revenues for the first nine months of 2014 were $13.88 billion compared to $12.52 billion last year.

“Our North American customers are benefiting from good economic growth, record freight tonnage, improving freight rates and the excellent operating efficiency of our new Kenworth and Peterbilt models in the on-highway and construction markets,” noted Armstrong. “PACCAR’s North American truck factories have increased build rates to meet strong demand for our industry-leading Kenworth and Peterbilt Class 8 vehicles.”

Peterbilt Model 567 Construction Trucks

PACCAR Increases Stock Repurchases

PACCAR repurchased 581,355 of its common shares for $34.1 million during the third quarter. The Board of Directors authorized $300 million of stock repurchases, of which PACCAR has repurchased 5.6 million shares for $226.1 million. “PACCAR’s excellent net profits and strong cash flow make the company’s shares an attractive long-term investment. The stock repurchase program reflects the Board’s confidence in PACCAR’s successful global business growth,” said Bob Christensen, PACCAR president and chief financial officer.

Financial Highlights – Third Quarter 2014

Highlights of PACCAR’s financial results for the third quarter of 2014 include:

•	Record quarterly consolidated sales and revenues of $4.93 billion.

•	Net income of $371.4 million, a 7.5 percent after-tax return on revenues.

•	Record PACCAR Parts quarterly revenues of $784.2 million.

•	Record Financial Services quarterly pretax income of $96.9 million.

•	Cash generated from operations of $760.8 million.

•	Manufacturing cash and marketable securities of $2.86 billion.

•	Medium-term note issuance of $300 million.

Financial Highlights – Nine Months 2014

Highlights of PACCAR’s financial results for the first nine months of 2014 include:

•	Consolidated sales and revenues of $13.88 billion.

•	Net income of $964.5 million.

•	PACCAR Parts revenues of $2.29 billion.

•	Financial Services pretax income of $274.1 million.

•	Cash generated from operations of $1.60 billion.

•	Medium-term note issuances of $1.21 billion.

Global Truck Markets

“The U.S. and Canada truck industry Class 8 retail sales are 17 percent higher year-to-date than last year. Our customers are benefiting from good economic growth, improving freight rates and lower fuel prices,” said Dan Sobic, PACCAR executive vice president. “Many of our customers are expanding their fleets, in addition to replacing older vehicles, which is excellent news for the industry.” Class 8 industry retail sales for the U.S. and Canada in 2014 are estimated to be in the range of 245,000-255,000 vehicles. Estimates for U.S. and Canada truck industry Class 8 retail sales in 2015 are in the range of 240,000-270,000 units.

“Customers recognize DAF’s product quality leadership, low operating costs and excellent resale value,” said Harrie Schippers, DAF president. “Waberer’s International, one of Europe’s largest transport companies, ordered 1,000 new DAF Euro 6 XF and CF trucks at the IAA Commercial Vehicles exhibition in Hanover, Germany in September.” Freight traffic in Germany has improved by three percent, as measured by the Maut toll system. It is estimated that industry sales in the above 16-tonne truck market in Europe will be in the range of 210,000-220,000 units this year. The 2015 industry sales in the above 16-tonne truck market in Europe are projected to be in the range of 200,000-240,000 units.

Heavy-duty truck industry sales for South America in 2014 are projected to be in the range of 140,000-150,000 vehicles. The 2015 heavy-duty truck industry sales for South America are estimated to be in the range of 130,000-160,000 units. “The production of DAF trucks in Brasil is enhancing PACCAR’s vehicle sales in South America. DAF dealers are investing in the most modern distribution network in Brasil to support our customers,” said Sam Means, PACCAR vice president.

PACCAR Parts Achieves Record Quarterly Revenues

PACCAR Parts generated record quarterly revenues of $784.2 million for the third quarter of 2014, a 10 percent increase compared to the $715.3 million achieved in the third quarter of 2013. Third quarter 2014 pretax income was $127.9 million, an increase of 20 percent compared to the $106.5 million earned in the third quarter last year. PACCAR Parts’ nine months revenues were up 10 percent to $2.29 billion compared to $2.09 billion for the same period last year. Pretax profit increased 18 percent to $366.7 million in the first nine months of 2014 compared to $311.2 million in the same period of 2013.

“PACCAR Parts’ innovative marketing programs and improving fleet utilization are contributing to excellent parts and service business,” said David Danforth, PACCAR Parts general manager. “We are pleased to announce the opening of a new parts distribution center in Montreal, Canada. PACCAR Parts has 17 parts distribution centers supporting over 2,000 DAF, Kenworth and Peterbilt dealer locations that deliver industry-leading customer service.”

Capital Investments and Product Development

PACCAR’s excellent long-term profits, strong balance sheet and intense focus on quality have enabled the company to invest $5.8 billion in new PACCAR assembly facilities, innovative products and new technologies during the past decade. Capital investments of $225-$250 million and R&D expenses of $205-$215 million in 2014 are delivering enhanced powertrains and increased operating efficiency of PACCAR assembly facilities. Capital expenditures for 2015 are projected to be $325-$375 million and research and development expenses are estimated to be $200-$250 million, as PACCAR enhances its aftermarket support, manufacturing facilities and product ranges.

PACCAR MX-11 Engine

Ireland Fleet Transport Innovation Award Winner

PACCAR Enhances Environmental Leadership

PACCAR is an environmental leader with its energy-efficient vehicles and manufacturing facilities. PACCAR joined the CDP (formerly known as the Carbon Disclosure Project) this year. The CDP’s climate change program provides annual reports on companies’ progress in the development of energy-efficient operations and environmentally friendly products and services that protect and preserve the environment. “PACCAR earned a score of 94 (out of 100). This is an excellent result and reflects PACCAR’s commitment to environmental leadership,” commented George West, PACCAR vice president.

PACCAR’s commitment to the environment is reflected in the industry-leading fuel-efficiency of its trucks. The new Kenworth T680 Advantage is Kenworth’s most fuel-efficient truck. The Kenworth T680 Advantage has a factory-installed aerodynamic package and an optimized powertrain including the fuel-efficient PACCAR MX-13 engine. “The Kenworth T680 Advantage improves fuel economy up to five percent. Customers appreciate the positive impact on their profits and the environment,” said Gary Moore, Kenworth general manager and PACCAR vice president.

The Kenworth T680 Advantage Achieves Five Percent Fuel Economy Improvement

Financial Services Companies Achieve Record Quarterly Results

PACCAR Financial Services (PFS) has a portfolio of 163,000 trucks and trailers, with total assets of $11.77 billion. PacLease, a major full-service truck leasing company in North America and Europe with a fleet of over 37,000 vehicles, is included in this segment.

PFS profit increased due to higher asset balances and excellent portfolio performance during the third quarter and first nine months of 2014. PFS third quarter pretax income achieved a record $96.9 million compared to $88.2 million earned in the third quarter of 2013. Third quarter 2014 revenues were $305.9 million compared to $293.5 million in the same quarter of 2013. For the nine-month period, Financial Services pretax income was $274.1 million compared to $249.8 million last year. Nine-month revenues were $902.2 million compared with $875.4 million for the same period a year ago. “Dealers and customers appreciate PFS providing leading-edge technology solutions, excellent customer service and dedicated support to the transportation industry,” said Bob Bengston, PACCAR senior vice president.

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers,” said Todd Hubbard, PACCAR Financial president. “A growing asset base and robust portfolio performance are generating strong earnings. We have excellent access to the commercial paper and medium-term note markets, allowing PFS to profitably support the sale of PACCAR trucks in 23 countries on four continents.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 28, 2014, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q3 Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through November 4, 2014. PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Truck, Parts and Other:
Net sales and revenues	$4,622.5	$4,006.6	$12,975.7	$11,649.5
Cost of sales and revenues	4,006.3	3,491.1	11,321.2	10,175.0
Research and development	50.5	56.6	153.1	190.5
Selling, general and administrative	112.4	111.1	348.6	341.1
Interest and other expense, net	3.5	3.3	4.0	4.4

Truck, Parts and Other Income Before Income Taxes	449.8	344.5	1,148.8	938.5

Financial Services:
Revenues	305.9	293.5	902.2	875.4
Interest and other	179.9	178.1	542.9	539.4
Selling, general and administrative	24.3	23.6	72.7	70.8
Provision for losses on receivables	4.8	3.6	12.5	15.4

Financial Services Income Before Income Taxes	96.9	88.2	274.1	249.8
Investment income	5.7	7.3	17.0	21.8

Total Income Before Income Taxes	552.4	440.0	1,439.9	1,210.1
Income taxes	181.0	130.6	475.4	373.0

Net Income	$371.4	$309.4	$964.5	$837.1

Net Income Per Share:
Basic	$1.05	$.87	$2.72	$2.36

Diluted	$1.04	$.87	$2.71	$2.36

Weighted Average Shares Outstanding:
Basic	355.2	354.4	355.1	354.1

Diluted	356.3	355.4	356.2	355.0

Dividends declared per share	$.22	$.20	$.64	$.60

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2014	2013
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$2,860.6	$2,925.2
Trade and other receivables, net	1,313.4	1,019.6
Inventories, net	988.1	813.6
Property, plant and equipment, net	2,383.6	2,513.3
Equipment on operating leases and other, net	1,712.7	1,823.7
Financial Services Assets	11,767.7	11,630.1

	$21,026.1	$20,725.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$4,353.7	$4,302.0
Current portion of long-term debt		150.0
Financial Services Liabilities	9,509.7	9,639.2
STOCKHOLDERS’ EQUITY	7,162.7	6,634.3

	$21,026.1	$20,725.5

Common Shares Outstanding	354.8	354.3

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Nine Months Ended September 30	2014	2013
OPERATING ACTIVITIES:
Net income	$964.5	$837.1
Depreciation and amortization:
Property, plant and equipment	201.7	150.4
Equipment on operating leases and other	475.9	438.3
Net change in trade receivables, inventory and payables	(47.3)	208.2
Net increase in wholesale receivables on new trucks	(90.8)	(207.3)
All other operating activities, net	97.6	273.6

Net Cash Provided by Operating Activities	1,601.6	1,700.3

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(228.4)	(377.8)
Acquisitions of equipment for operating leases	(880.2)	(1,004.7)
Net increase in financial services receivables	(135.8)	(290.3)
Net increase in marketable securities	(127.9)	(30.0)
Proceeds from asset disposals	290.0	238.7

Net Cash Used in Investing Activities	(1,082.3)	(1,464.1)

FINANCING ACTIVITIES:
Payments of cash dividends	(545.8)	(212.3)
Purchases of treasury stock	(25.5)
Proceeds from stock compensation transactions	16.4	25.7
Net (decrease) increase in debt	(20.9)	406.5

Net Cash (Used in) Provided by Financing Activities	(575.8)	219.9
Effect of exchange rate changes on cash	(45.2)	(18.1)

Net (Decrease) Increase in Cash and Cash Equivalents	(101.7)	438.0
Cash and cash equivalents at beginning of period	1,750.1	1,272.4

Cash and cash equivalents at end of period	$1,648.4	$1,710.4

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Sales and Revenues:
Truck	$3,810.6	$3,261.2	$10,594.8	$9,464.5
Parts	784.2	715.3	2,288.8	2,092.2
Financial Services	305.9	293.5	902.2	875.4
Other	27.7	30.1	92.1	92.8

	$4,928.4	$4,300.1	$13,877.9	$12,524.9

Pretax Profit:
Truck	$330.0	$242.5	$801.9	$645.9
Parts	127.9	106.5	366.7	311.2
Financial Services	96.9	88.2	274.1	249.8
Investment Income and Other	(2.4)	2.8	(2.8)	3.2

	$552.4	$440.0	$1,439.9	$1,210.1

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
United States and Canada	$3,144.5	$2,493.0	$8,493.0	$7,115.1
Europe	1,106.7	1,152.6	3,523.2	3,380.0
Other	677.2	654.5	1,861.7	2,029.8

	$4,928.4	$4,300.1	$13,877.9	$12,524.9